Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206140 and No. 333-212193 on Form S-8 and Registration Statement No. 333 -213409 on Form S-3 of our report dated March 26, 2020, relating to the financial statements of Unique Fabricating, Inc. and subsidiaries appearing in this Annual Report on Form 10-K/A for the year ended December 29, 2019.

/s/ Deloitte & Touche LLP

Detroit, Michigan
March 30, 2020